Exhibit 21.1
Cactus, Inc.
Subsidiaries
December 31, 2021

State or Country
Subsidiary	of Incorporation
Cactus Wellhead, LLC	Delaware
Cactus Wellhead (Suzhou) Pressure Control Co., Ltd.	China
Cactus Wellhead Australia Pty, Ltd	Australia